American Arbitration Association

Arbitration Proceeding

Scott Wolinsky and Maria T.

Wolinsky,

Claimants

v.

AAA Case No.

American International Industries,

Inc., and Daniel Dror,

Respondents

Claimants’ Demand for Arbitration

Claimants  Scott  Wolinsky  and  Maria  T.  Wolinsky  file  this  Demand  for  Arbitration,

complaining of Respondents American International Industries, Inc. and Daniel Dror.

Discovery Control Plan

1.

Claimants request that the arbitrator enter a discovery control plan.

Parties

2.

Claimants    Scott    Wolinsky    and    Maria    T.    Wolinsky    (“Claimants”    or    the

“Wolinskys”) are residents of Fairfax County, Virginia. Claimants are represented by Andrew K.

Meade  and  Jeremy  M.  Masten  of  HAWASH  MEADE  GASTON  NEESE  &  CICACK  LLP,  whose contact information is set forth below.

3.

Respondent  American  International  Industries,  Inc.  (“American”)  is  a  Nevada

corporation,  whose  principal  office  is  located  at  601  Cien  Street,  Suite  235,  Kemah,  Texas

77565. This respondent is authorized to do business in Texas and  may be served with process by serving  its  registered  agent  for  service  of  process,  Rebekah  Laird-Ruthstrom,  601  Cien  Street,

Suite  235,  Kemah,  Texas  77565.  American’s  representative  is  not  known  at  this  time.  This respondent’s  telephone  number  is  (281)  334-9479,  email  addresses  are  amin@americanii.com and rruthstrom@americanii.com, and fax number is (281) 334-9508.

4.

Respondent  Daniel  Dror  (“Dror”)  is  an  individual  resident  of  Texas  and  may  be served  with  process  at  his  usual  place  of  business,  601  Cien  Street,  Suite  235,  Kemah,  Texas

77565.  Dror’s  representative  is  not  known  at  this  time.  Dror’s  business  telephone  number  is

(281) 334-9479,  cell  telephone  number  is  (281)  330-9311,  fax  number  is  (281)  334-9508,  and

email   address   is   ddror@americanii.com.   Dror’s   home   address   is   1412   North   Boulevard,

Houston, Texas 77006.

Jurisdiction & Venue

5.

Claimants  and  Respondents  (the  “Parties”)  have  contractually  agreed  to  submit this  dispute  to  binding  arbitration  held  in  Harris  County,  Texas,  in  accordance  with  the  rules  of the  American  Arbitration  Association.  Pursuant  to  the  terms  of  the  Parties’  Share  Purchase  and

Sale Agreement dated October 1, 2013, Paragraph 5.8 states:

5.8

Governing  Law.  This  Agreement  is  executed  and  performable  in  Harris

County, Texas. The Parties expressly agree that this Agreement shall be enforced,

governed  and  construed  in  all  respects  in  accordance  with  the  laws  of  the  State  of

Texas,  and  exclusive  venue  for  all  claims  and  causes  of  action  for  enforcement or  interpretation  of  this  Agreement  shall  be  subject  to  binding  arbitration  or mediation  upon  the  agreement  of  the  Parties  to  be  held  in  accordance  with  the

rules   and   regulations   of   the   American   Arbitration   Association   in   Harris

County, Texas.

Additionally,  Paragraph  7  of  the  Parties’  Settlement,  Release  and  Confidentiality  Agreement

states:

7.  Governing  Law;  Waiver  of  Jury  Trial;  Arbitration.  This  Agreement  shall  in  all respects  be  interpreted,  governed,  and  construed  by  and  under  the  laws  of  the

State  of  Texas  without  regard  to  any  conflict-of-law  provisions.  The  Parties hereby  waive,  to  the  extent  permitted  by  applicable  law,  trial  by  jury  in  any litigation in any court with respect to, arising out of or relating to  this  Agreement.

The  Parties  expressly  further  agree  that  any  dispute  arising  hereunder  shall  be determined  by  binding  arbitration  held  in  Harris  County,  State  of  Texas,  in

accordance   with   the   rules   and   regulations   of   the   American   Arbitration

Association.  This  provision  is  a  material  inducement  for  the  parties  to  enter  into the Agreement.

Background & Nature of the Claim

6.

Claimant Scott Wolinsky was a director of American International Industries, Inc.

from July 14, 2010 until he resigned on March 7, 2013. At all relevant times, Dror was an officer of American.

7.

When  Scott  Wolinsky  indicated  his  intent  to  resign,  Dror  and  American  asked  to purchase all of Claimants’ shares of common stock in American (ticker: AMIN).

8.

On  October  1,  2013,  to  effectuate  the  share  purchase/sale  transaction,  the  Parties

entered   into   a   Share   Purchase   and   Sale   Agreement   (the   “Agreement”).   Pursuant   to   the

Agreement,   Claimants   agreed   to   sell   their   89,540   AMIN   shares   (the   “Wolinsky   Shares”);

American  agreed  to  buy  the  shares  for  a  total  of  $330,000  in  two  stages;  and  Dror  agreed  to guaranty American’s obligations.

9.

For  the  first  stage  of  the  Agreement,  American  was  to  pay  $130,000  to  the

Wolinskys  for  26,000  of  the  Wolinsky  Shares  (the  “First  Payment”).  Although  the  Agreement

specifies  a  Delivery  versus  Payment  (“DVP”)  transaction,  it  was  later  discovered  by  both  parties

that   the   Wolinskys’   brokerage,   TD   Ameritrade,   would   not   permit   such   a   transaction.

Accordingly,  the  Wolinskys  had  to  transfer  their  26,000  AMIN  shares  to  American  via  a  stock

transfer   service   (Registrar   and   Transfer   Company).   On   October   23,   2014,   the   Wolinskys

transferred title of 26,000 AMIN shares to American and two weeks later, on November 7, 2013,

American paid $130,000 to the Wolinskys’ account.

10.

For  the  second  stage,  American  executed  a  non-interest  bearing  promissory  note

(the “Note”) in the amount of $200,000 (the “Second Payment”). Dror personally guaranteed the

Note  and  the  Second  Payment.  The  Second  Payment  was  due  and  payable  by  American  on  or before  September  30,  2014  (the  “Maturity  Date”).  Under  the  Agreement,  American  had  two

options to make the Second Payment:

Option  1:  Pay  Claimants  $200,000  in  full  on  or  before  the  Maturity  Date,

in exchange for the Wolinskys’ remaining 63,540 AMIN shares; or

Option   2:   Pay   Claimants   the   difference   between   $200,000   and   net

proceeds   (“Net   Proceeds”)   received   by   Claimants   from   the   sale   of   a

portion  or  all  of  63,540  of  the  Wolinsky  Shares  into  the  public  market  as directed  by  American  over  a  period  not  to  exceed  sixty  (60)  trading  days

(the “Trading Period”), prior to the Maturity Date.

11.

In  other  words,  for  American  to  satisfy  the  second  stage,  American  could  pay  the

$200,000  in  full,  or  direct  the  Wolinskys  to  sell  all  or  part  of  their  remaining  63,540  AMIN shares  into  the  public  market  and  receive  a  credit  against  the  $200,000  balance  due  for  any amounts the Wolinskys received from the sale of the Wolinsky shares after commissions.

12.

On  July  1,  2014,  Dror  advised  the  Wolinskys  by  email  indicating  that  American elected  Option  2  and  would  make  the  Second  Payment.  American  and  Dror  then  directed  the

Wolinskys  to  sell  all  of  the  63,540  Wolinsky  Shares  according  to  more  specific  instructions  that would follow. Dror’s email also instructed the Wolinskys to immediately sell 7,500 of the 63,540

Wolinsky  Shares,  thus  establishing  the  first  day  of  the  Trading  Period.  From  July  1,  2014  until

September  15,  2015,  Dror  instructed  the  Wolinskys  by  telephone  or  text  to  sell  specific  amounts of  AMIN  shares  into  the  public  market  at  specific  prices  and  at  specific  times,  which  resulted  in the  Wolinskys  receiving  a  total  of  $68,918.79  in  Net  Proceeds  for  selling  45,600  Wolinsky

Shares. The Trading Period expired on September 24, 2014, just prior to the Maturity Date.

13.

The  last  instructions  that  American  sent  to  Claimants  for  selling  Wolinsky  Shares was  via  a  text  message  from  Dror  received  on  September  15,  2014,  which  was  followed  by  an email  on  same  date  from  Dror  requesting  Claimants  to  provide  an  updated  statement  that documents the Net Proceeds. Claimants sent the updated statement to Dror.

14.

As  of  this  filing,  Claimants  still  hold  17,940  Wolinsky  Shares,  and  the  balance  of the Second Payment totaling $131,081.21 is overdue. The 17,940 Wolinsky Shares remain in the

Wolinskys’  possession  through  no  fault  of  their  own,  as  American  never  provided  instructions for these remaining shares to be sold.

15.

Respondents    have    ignored    several    attempts    by    the    Claimants    and    their

representatives  to  arrange  to  sell  the  remaining  17,940  Wolinsky  Shares  and  complete  the

Second Payment.

16.

The  Maturity  Date  has  passed  and  the  $131,081.21  balance  is  due  on  the  Note from the remainder of the Second Payment.

Count 1 – Breach of Contract by American and Fraudulent Inducement

17.

The   Agreement   is   a   valid   and   enforceable   written   contract.   The   Agreement

provided that American would purchase all of the Wolinsky Shares in two stages in exchange for total consideration of $330,000.

18.

The Wolinskys have fully complied with their obligations under the Agreement.

19.

American  breached  the  Agreement  by  failing  to  pay  the  full  amount  owed  under

the   Agreement,   as   well   as   not   complying   with   section   2.2(c)   of   the   Agreement   requiring

American to email instructions to the Wolinskys on Monday or the first trading day of each week following each statement provided by the Wolinskys.

20.

It  now  appears  that  American  never  intended  to  make  the  Second  Payment  and

Dror  never  intended  to  honor  his  personal  guaranty.  For  example,  American’s  Form  10-Qs  and

10-K filed with the Securities Exchange Commission for the quarters ended September 30, 2013,

December 31, 2013, March 31, 2014 and June 30, 2014 explicitly indicate that American may be

“unwilling” to pay the Note when it comes due on September 30, 2014.1

21.

The Wolinskys detrimentally relied on American’s and Dror’s representations that they would pay pursuant to the terms of the Agreement.

22.

American’s    breach    and    fraudulent    inducement    has    caused    injury   to    the

Wolinskys,  which  resulted  in  the  following  damages:  the  amount  due  and  owing  under  the

1  In  American’s  Form  10-Q  filed  with  the  Securities  Exchange  Commission  for  the  quarter  ended  June  30,  2014,

American reported that it had $12,852,124 in total current assets and $865,705 in cash and cash equivalents.

contract  ($131,081.21);  legal  costs  and  collection  expenses  incurred  by  the  Wolinskys;  punitive or exemplary damages; and 5% interest.

Count 2 – Breach of Contract by Dror and Fraudulent Inducement

23.

The Agreement is a valid and enforceable contract. Dror personally guaranteed all payments due from American as the primary obligor under the Agreement.

24.

The Wolinskys have fully complied with their obligations under the Agreement.

25.

Dror  breached  the  contract  by  failing  to  pay  the  full  amount  owed  under  the

Agreement when American failed to do so by the Maturity Date.

26.

It  now  appears  that  American  never  intended  to  make  the  Second  Payment  and

Dror never intended to honor his personal guaranty.

27.

The Wolinskys detrimentally relied on American’s and Dror’s representations that they would pay pursuant to the terms of the Agreement.

28.

Dror’s  breach  and  fraudulent  inducement  caused  injury  to  the  Wolinskys,  which resulted  in  the  following  damages:  the  amount  due  and  owing  under  the  contract  ($131,081.21);

legal  costs  and  collection  expenses  incurred  by  the  Wolinskys;  punitive  or  exemplary  damages;

and 5% interest.

Attorneys’ Fees

29.

The   Wolinskys   seek   their   reasonable   attorneys’   fees,   as   provided   for   in   the

parties’ contract and by section 38.001, TEX. CIV. PRAC. & REM. CODE.

Conditions Precedent

30.

All  conditions  precedent  to  recovery  by  the  Wolinskys  have  been  performed  or have occurred.

Conclusion & Prayer

Claimants   Scott   Wolinsky   and   Maria   T.   Wolinsky   respectfully   request   that   Respondents

American  International  Industries,  Inc.  and  Daniel  Dror  be  cited  and  required  to  appear  and  answer,  and that Claimants have recovery against Respondents for:

a.    Actual damages;

b.   Pre-judgment and post-judgment interest;

c.    Attorneys’ fees and costs;

d.   Punitive or exemplary damages; and

e.    All other relief to which they may be justly entitled.

Respectfully submitted,

Hawash Meade Gaston

Neese & Cicack LLP

/s/Andrew K. Meade

Andrew K. Meade

Texas Bar No. 24032854

Jeremy M. Masten

Texas Bar No. 24083454

2118 Smith Street

Houston, Texas 77002

713-658-9001 (phone)

713-658-9011 (fax)

Attorneys for Claimants Scott and

Maria T. Wolinsky

Certificate of Service

A  true  and  correct  copy  of  the  foregoing  has  been  served  on  all  parties  pursuant  to

Rule R4(g), AAA COMMERCIAL RULES, on October 1, 2014.

Via CMRRR, fax, email

Via CMRRR, fax, email

American International Industries, Inc.

Daniel Dror

c/o Rebekah Laird-Ruthstrom

601 Cien Street, Suite 235

601 Cien Street, Suite 235

Kemah, Texas 77565

Kemah, Texas 77565

Fax: (281) 334-9508

Fax: (281) 334-9508

Email: ddror@americanii.com

Email: amin@americanii.com

rruthstrom@americanii.com

/s/Jeremy M. Masten

Jeremy M. Masten